                                                                    EXHIBIT 10.0

                                CREDIT AGREEMENT

                                  dated as of

                                 March 30, 1998

                                    between

                            Broughton Foods Company

                                      and

                               National City Bank

                               TABLE OF CONTENTS

       SECTION HEADING                                                     PAGE
       ------- -------                                                     ----
       SECTION 1.       CREDIT FACILITIES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 1 -
               1.1      Revolving Loan .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 1 -
               1.2      Line of Credit .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 1 -

       SECTION 2.       INTEREST RATE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 2 -
               2.1      Prime Interest Rate.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 2 -
               2.2      LIBO Rate.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 2 -
               2.3      Notice of Election  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 3 -
               2.4      Interest Calculation and Interest Payment Date  . . . . . . . . . . . . . . . .  - 4 -
               2.5      Additional Costs.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 4 -
               2.6      Limitations on Requests and Elections.  . . . . . . . . . . . . . . . . . . . .  - 5 -
               2.7      Illegality and Impossibility  . . . . . . . . . . . . . . . . . . . . . . . . .  - 6 -
               2.8      Indemnification.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 7 -
               2.9      Survival of Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 7 -
               2.10     Commitment Fee; Facility Fee; Documentation Fee; Cancellation and
                        Reduction and Increase of Commitment  . . . . . . . . . . . . . . . . . . . . .  - 7 -
               2.11     Interest Rate after Default   . . . . . . . . . . . . . . . . . . . . . . . . .  - 8 -


       SECTION 3.       EVIDENCE OF THE LOAN AND TERMS OF PAYMENT.  . . . . . . . . . . . . . . . . . .  - 8 -

       SECTION 4.       PREPAYMENT.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 9 -

       SECTION 5.       USE OF PROCEEDS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 9 -

       SECTION 6.       COSTS AND EXPENSES.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 9 -

       SECTION 7.       SECURITY.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 9 -

       SECTION 8.       WARRANTIES AND REPRESENTATIONS.   . . . . . . . . . . . . . . . . . . . . . . .  - 10 -
               8.1      Subsidiaries and Other Affiliations.  . . . . . . . . . . . . . . . . . . . . .  - 10 -
               8.2      Corporate Organization and Authority.   . . . . . . . . . . . . . . . . . . . .  - 10 -
               8.3      Financial Statements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
               8.4      Full Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
               8.5      Pending Litigation.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
               8.6      Title to Properties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
               8.7      Borrowing is Legal and Authorized.  . . . . . . . . . . . . . . . . . . . . . .  - 12 -
               8.8      No Defaults.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 12 -
               8.9      Government Consent.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 12 -
               8.10     Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
               8.11     Compliance with Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
               8.12     Restrictions on Company.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
               8.13     Environmental Protection.   . . . . . . . . . . . . . . . . . . . . . . . . . .  - 14 -
               8.14     Regulation U.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 15 -

       SECTION 9.       CLOSING CONDITIONS.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 15 -
               9.1      Resolutions and Incumbency Certificate.   . . . . . . . . . . . . . . . . . . .  - 16 -

               9.2      Opinion of Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
               9.3      Compliance with this Agreement  . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
               9.4      Compliance Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
               9.5      Warranties and Representations.   . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
               9.6      Corporate Authority and Good Standing .   . . . . . . . . . . . . . . . . . . .  - 17 -


       SECTION 10.      COMPANY BUSINESS COVENANTS.   . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
               10.1     Payment of Taxes and Claims.  . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
               10.2     Maintenance of Properties and Corporate Existence.  . . . . . . . . . . . . . .  - 18 -
               10.3     Sale of Assets or Merger.   . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
               10.4     Liens and Encumbrances.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
               10.5     Other Borrowings.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
               10.6     Contingent Liabilities.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
               10.7     Operating Lease Rentals.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
               10.8     Loans and Advances by the Company.  . . . . . . . . . . . . . . . . . . . . . .  - 20 -
               10.9     Acquisition of Capital Stock.   . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
               10.10    Investments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
               10.11    Sale of Receivables and Consignments.   . . . . . . . . . . . . . . . . . . . .  - 21 -
               10.12    Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
               10.13    Ratio of Funded Debt to EBITDA.   . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
               10.14    Cash Flow Coverage Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -
               10.15    Ratio of EBIT to Interest Expense   . . . . . . . . . . . . . . . . . . . . . .  - 23 -
               10.16    ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -


       SECTION 11.      INFORMATION AS TO COMPANY.  . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -

       SECTION 12.      EVENTS OF DEFAULT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -
               12.1     Nature of Events.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -
               12.2     Default Remedies.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 26 -

       SECTION 13.      MISCELLANEOUS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 27 -
               13.1     Notices.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 27 -
               13.2     Reproduction of Documents.  . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
               13.3     Survival.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
               13.4     Successors and Assigns.   . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
               13.5     Amendment and Waiver.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
               13.6     Entire Agreement; Duplicate Originals and Counterparts  . . . . . . . . . . . .  - 28 -
               13.7     Governing Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
               13.8     Accounting Terms and Computations.  . . . . . . . . . . . . . . . . . . . . . .  - 29 -
               13.9     Consent to Jurisdiction and Waiver of Objection to Venue.   . . . . . . . . . .  - 29 -
               13.10    WAIVER OF JURY TRIAL.   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 30 -
               13.11    Definitions.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 30 -

                                CREDIT AGREEMENT

       This Credit Agreement (this "Agreement") is entered into at Columbus, Ohio, by and between National City Bank (hereinafter referred to as the "Bank"), Columbus, Ohio, and Broughton Foods Company (hereinafter referred to as the "Company"), as of the 30th day of March, 1998.

SECTION 1.  CREDIT FACILITIES

1.1    Revolving Loan.

       The Bank agrees to lend to the Company the sum of $15,000,000.00 (hereinafter referred to as the "Revolving Loan"), subject to the terms and conditions of this Agreement. The Revolving Loan shall take the form of a revolving credit, and the outstanding principal balance may be increased and decreased an unlimited number of times. The Company's right to obtain advances pursuant to the Revolving Loan shall terminate and the outstanding principal balance shall be payable in full on March 30, 2000 (the "Revolving Loan Termination Date"). The Bank shall have no obligation to advance or readvance any sums pursuant to the Revolving Loan at any time when a set of facts or circumstances exists, which, in and of itself or upon the giving of notice or lapse of time, or both, would constitute an Event of Default under this Agreement. Upon the mutual agreement of the Bank and the Company, the Revolving Loan Termination Date may be extended for one or more successive periods of one year each.

1.2    Line of Credit.

       The Bank agrees to lend to the Company the sum of $5,000,000.00 (hereinafter referred to as the "Line of Credit"). The Line of Credit shall initially take the form of a revolving credit and the outstanding principal balance may during that initial time period be increased and decreased an unlimited number of times. The Company's right to obtain advances pursuant to the Line of Credit shall terminate on March 30, 1999 (the "Line of Credit Termination Date"), and the principal balance outstanding under the Line of Credit shall thereafter be repaid in eighty-four equal, consecutive monthly installments. The Bank shall have no obligation to advance or readvance any sums pursuant to the Line of Credit at any time when a set of facts or circumstances exists, which, in and of itself or upon the giving of notice or lapse of time, or both, would constitute an Event of Default under this Agreement.

SECTION 2.  INTEREST RATE.

2.1  Prime Interest Rate.

       The Company agrees to pay to the Bank monthly interest on the unpaid balance of the Loan at a variable per annum rate of interest (the "Prime Interest Rate") equal to the Prime Rate of the Bank, from time to time in effect, with each change in the Prime Rate automatically and immediately changing the interest rate on the Loan without notice to the Company. "Prime Rate" as used herein shall mean the rate of interest announced by the Bank from time to time to be its prime rate, whether or not the Bank shall at times lend to borrowers at lower rates of interest or, if there is no such prime rate, then its base rate or such other rate as may be substituted generally by the Bank for the prime rate. Interest shall be calculated on a 360 day year basis and shall be based on the actual number of days that elapse during the interest calculation period. The Prime Interest Rate shall be applicable at all times to all the unpaid principal balance of the Loan that is not subject to the alternative interest rate option elected in the manner hereinafter provided. "Prime Interest Rate Advance" shall mean any amount borrowed as part of the Loan that bears interest at the Prime Interest Rate.

2.2  LIBO Rate.

       The Company may from time to time while the Loan is permitted to revolve elect to have interest accrue on all or part of the outstanding principal balance of the Loan at a rate of interest equal to the Applicable Margin plus the LIBO Rate. "LIBO Rate" shall mean, with respect to any LIBO Rate Advance and the related Interest Period (as hereinafter defined), the per annum rate that is equal to the quotient of:

       (a) the actual or estimated arithmetic mean of the per annum rates of interest at which deposits in U.S. dollars for the related Interest Period and in an aggregate amount comparable to the amount of such LIBO Rate Advance are being offered to U.S. banks by one or more prime banks in the London interbank market, as determined by the Bank in its discretion based upon reference to information appearing in Telerate, a service of Telerate Systems Incorporated, in the section captioned "British Bankers Assoc. Interest Settlement Rates," or any comparable index selected by the Bank, the obtaining of rate quotations, or any other reasonable procedure, at approximately 11:00 a.m. London, England, time, on the second LIBO Business Day prior to the first day of the related Interest Period; all as determined by the Bank, such sum to be rounded up, if necessary, to the nearest whole multiple of 1/16 of 1%; divided by

       (b) a percentage equal to 100% minus the rate (expressed as a percentage), if any, at which reserve requirements are imposed on the Bank, on the second LIBO Business Day prior to the first day of the related Interest Period, with respect to any "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System or any other regulations of any governmental authority having jurisdiction with respect thereto (including, without limitation, any marginal, emergency, supplemental, special or other reserves) for a term comparable to such Interest Period. This provision is for the benefit of the Bank and is not intended to increase the expected yield to the Bank above the rates of interest provided for in this Agreement.

       "LIBO Rate Advance" shall mean any amount borrowed as part of the Loan that bears interest at a rate calculated with reference to the LIBO Rate. All LIBO Rate Advances shall be in a minimum amount of $500,000.00 and in an integral multiple thereof. "LIBO Business Day" shall mean, with respect to any LIBO Rate Advance, a day which is both a day on which the Bank is open for business and a day on which dealings in U.S. dollar deposits are carried out in the London interbank market.

2.3  Notice of Election.

       The Company may initially elect to request an advance of any type, continue an advance of one type as an advance of the then existing type or convert an advance of one type to an advance of another type, by giving notice thereof to the Bank in writing in the form of Exhibit A hereto not later than 10:00 a.m. Columbus, Ohio time, two LIBO Business Days prior to the date any such continuation of or conversion to a LIBO Rate Advance is to be effective, and not later than 10:00 a.m. Columbus, Ohio time on the date such continuation or conversion is to be effective in all other cases, provided, that an outstanding advance may only be converted on the last day of the then current Interest Period (if applicable) with respect to such advance, and provided, further, that upon the continuation or conversion of an advance such notice shall also specify the Interest Period (if applicable) to be applicable thereto upon such continuation or conversion. If the Company shall fail to timely deliver such a notice with respect to any outstanding advance, the Company shall be deemed to have elected to convert such advance to a Prime Interest Rate Advance on the last day of the then current Interest Period with respect to such advance.

2.4  Interest Calculation and Interest Payment Date.

       "Interest Period" shall mean:

       (a) With respect to any LIBO Rate Advance, an initial period commencing, as the case may be, on the day such an advance shall be made by the Bank, or on the day of conversion of any then outstanding advance to an advance of such type, and ending on the date one (1), two (2), three (3) or four (4) months thereafter, all as the Company may elect pursuant to Section 2.2 of this Agreement, provided, that (a) any Interest Period with respect to a LIBO Rate Advance that shall commence on the last LIBO Business Day of the calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last LIBO Business Day of the appropriate subsequent calendar month; and (b) each Interest Period with respect to a LIBO Rate Advance that would otherwise end on a day which is not a LIBO Business Day shall end on the next succeeding LIBO Business Day or, if such next succeeding LIBO Business Day falls in the next succeeding calendar month, on the next preceding LIBO Business Day.

       (b) With respect to a Prime Interest Rate Advance, an initial period commencing, as the case may be, on the day such an advance shall be made by the Bank, or on the day of conversion of any then outstanding advance to an advance of such type, and ending on the day of conversion to an advance of a different type.

       Notwithstanding the provisions of (a) or (b) above, no Interest Period shall be permitted which would end after the Revolving Loan Termination Date or Line of Credit Termination Date respectively.

       Interest shall be calculated on a 360 day year basis and shall be based on the actual number of days which elapse during the interest calculation period. Interest shall be due and payable on each Interest Payment Date. "Interest Payment Date" shall mean (a) the last day of each Interest Period in the case of a LIBO Rate Advance and, in the case of any Interest Period which is longer than one (1) month for any such advance, the day of each succeeding month that corresponds to the first day of such Interest Period; and (b) in the case of a Prime Interest Rate Advance, the first business day of each month and on the date of conversion from a Prime Interest Rate Advance to a LIBO Rate Advance.

2.5  Additional Costs.

       In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of any such authority (whether or not having the force of law), shall (a) affect the basis of taxation of payments to the Bank of any amounts payable by the Company for LIBO Rate Advances under this Agreement (other than taxes imposed on the overall net income of the Bank by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which the Bank has its principal office), or (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by the Bank, or (c) shall impose any other condition, requirement or charge with respect to this Agreement or the Loan (including, without limitation, any capital adequacy requirement, any requirement which affects the manner in which the Bank allocates capital resources to its commitments or any similar requirement), and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining the Loan or any advance thereunder, to reduce the amount of any sum receivable by the Bank thereon, or to reduce the rate of return on the Bank's capital, then the Company shall pay to the Bank, from time to time, upon request of the Bank, additional amounts sufficient to compensate the Bank for such increased cost, reduced sum receivable or reduced rate of return to the extent the Bank is not compensated therefor in the computation of the interest rates applicable to the Loan. A detailed statement as to the amount of such increased cost, reduced sum receivable or reduced rate of return, prepared in good faith and submitted by the Bank to the Company, shall be conclusive and binding for all purposes relative to the Bank, absent manifest error in computation. The Bank will make a good faith effort to provide prompt notice to the Company of the occurrence of an event of the type described in this Section, but no delay or failure in the giving of notice shall excuse the Company from any payment obligations hereunder.

2.6  Limitations on Requests and Elections.

       Notwithstanding any other provision of this Agreement to the contrary, if, upon receiving a request for an advance or a request for a continuation of an advance as an advance of the then existing type or conversion of an advance to an advance of another type (a) in the case of any LIBO Rate Advance, deposits in dollars for periods comparable to the Interest Period elected by the Company are not available to the Bank in the London interbank market, or (b) the LIBO Rate, as the case may be, will not accurately cover the cost to the Bank of making or maintaining the related LIBO Rate Advance, or (c) by reason of national or international financial, political or economic conditions or by reason of any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, it is impracticable, unlawful or impossible for the Bank (i) to make the relevant LIBO Rate Advance or (ii) to continue such advance as a LIBO Rate Advance or (iii) to convert an advance to LIBO Rate Advance, then the Company shall not be entitled, so long as such circumstances continue, to request a LIBO Rate Advance or a continuation of or conversion to such advance from the Bank. In the event that such circumstances no longer exist, the Bank shall again consider requests for LIBO Rate Advances and requests for continuations of and conversions to such advances.

2.7  Illegality and Impossibility.

       In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive of such authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for the Bank to maintain any advance under this Agreement, the Company shall upon receipt of notice thereof from the Bank, repay in full the then outstanding principal amount of all advances made by the Bank together with all accrued interest thereon to the date of payment and all amounts due to the Bank under Section 2.8, (a) on the last day of the then current Interest Period, if any, applicable to such advance, if the Bank may lawfully continue to maintain such advance to such day, or (b) immediately if the Bank may not continue to maintain such advance to such day. This provision is for the benefit of the Bank and is not intended to increase the yield to the Bank above the rates of interest provided for in this Agreement. This section 2.7 shall apply only as long as such illegality exists. The Bank shall use reasonable, lawful efforts to avoid the impact of such law, treaty, rule or regulation. As an alternative to the repayment obligation provided in this Section 2.7, the Company may, at its option, and at the time provided in this Section 2.7, convert any affected advance to a Prime Interest Rate Advance.

2.8  Indemnification.

       If the Company makes any payment of principal with respect to any LIBO Rate Advance on any other date than the last day of an Interest Period applicable thereto or if the Company fails to borrow any LIBO Rate Advance after notice has been given to the Bank in accordance with Section 2.3, or fails to make any payment of principal or interest in respect of an advance when due or at the Revolving Loan Termination Date, the Company shall reimburse the Bank on demand for any resulting loss or expense incurred by the Bank, determined in the Bank's reasonable opinion, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties. A detailed statement as to the amount of such loss or expense, prepared in good faith and submitted by the Bank to the Company shall be conclusive and binding for all purposes absent manifest error in computation.

2.9  Survival of Obligations.

       The provisions of Sections 2.5 and 2.8 shall survive the termination of this Agreement and the payment in full of all promissory notes outstanding pursuant hereto.

2.10 Commitment Fee; Facility Fee; Documentation Fee; Cancellation and Reduction and Increase of Commitment.

       The Company agrees to pay to the Bank an annual commitment fee on the average daily unused portion of the Revolving Loan at a rate equal to the following: (a) from the date of this Agreement through March 31, 1999, two-tenths of one percent (0.2%) of the average daily unused amount of the Revolving Loan during the calendar quarter then ending; (b) following March 31, 1999, and for all quarters thereafter in which the ratio of the Company's Funded Debt to EBITDA as of quarter end is less than 1.50 to 1.00, two-tenths of one percent (0.2%) of the average daily unused amount of the Revolving Loan during the calendar quarter then ending; (c) following March 31, 1999, and for all quarters in which the ratio of the Company's Funded Debt to EBITDA as of quarter end is equal to or greater than 1.50 to 1.00 but less than 2.25 to 1.00, one-quarter of one percent (0.25%) of the average daily unused amount of the Revolving Loan during the calendar quarter then ending; (d) following March 31, 1999, and for all quarters in which the ratio of the Company's Funded Debt to EBITDA as of quarter end is equal to or greater than 2.25 to 1.00 but less than or equal to
3.00 to 1.00, three-tenths of one percent (0.30%) of the average daily unused amount of the Revolving Loan during the calendar quarter then ending; and (e) following March 31, 1999, and for all quarters in which the ratio of the Company's Funded Debt to EBITDA as of quarter end is greater than 3.00 to 1.00, thirty-five one-hundredths of one percent (0.35%) of the average daily unused amount of the Revolving Loan during the calendar quarter then ending. The commitment fee shall be payable quarterly in arrears beginning on March 31, 1998 (prorated for the number of days remaining in that calendar quarter) and continuing on the last day of each calendar quarter thereafter. The Company agrees to pay to the Bank on the date of this Agreement a one-time facility fee with respect to the Revolving Loan in the amount of $22,500.00, of which sum $9,375.00 has been paid prior to the date of this Agreement. The Company agrees to pay to the Bank on the date of this Agreement a one-time documentation fee with respect to the Line of Credit in the amount of $7,500.00, of which sum $3125.00 has been paid prior to the date of this Agreement. The Company shall be entitled, upon written notice to the Bank, to cancel or reduce the total commitment provided for herein; provided, however, that any such cancellation or reduction shall be irrevocable and all then outstanding and unpaid principal (or amount thereof in excess of any remaining commitment), interest, commitment fees and Additional Costs pursuant to Section
2.5 hereof due to the date of cancellation or reduction shall be paid in full to the Bank.

2.11  Interest Rate after Default.

       Upon the occurrence of any Event of Default and the expiration of any applicable cure period, interest shall thereafter accrue on the outstanding principal balance of all advances made pursuant to this Agreement at a rate equal to the Prime Interest Rate plus two percent (2%) per annum.

SECTION 3.  EVIDENCE OF THE LOAN AND TERMS OF PAYMENT.

       The Revolving Loan shall be evidenced by a promissory note in the form of Exhibit B to this Agreement, or by one or more notes subsequently executed in substitution therefor. The Line of Credit shall be evidenced by a promissory note in the form of Exhibit C to this Agreement, or by one or more notes subsequently executed in substitution therefor. Repayment of the Loan shall be made in accordance with the terms of the note or notes then outstanding pursuant to this Agreement.

SECTION 4.  PREPAYMENT.

       Subject to the additional sums, if any, payable pursuant to Section 2 hereof, the Company, if not then in default hereunder, shall have the right to prepay without penalty at any time and from time to time before maturity any amount or amounts due to the Bank pursuant to this Agreement or to any note or notes executed pursuant hereto. If made with respect to the Line of Credit such prepayments, if any, shall be first applied to the latest maturing unpaid installments. Any partial prepayment shall be in the minimum amount of $500,000.00 or any integral multiple thereof.

SECTION 5.  USE OF PROCEEDS.

       The proceeds of the Revolving Loan shall be used by the Company for its normal and customary working capital requirements and for the acquisition of ownership interests in other companies engaged in the business of dairy distribution, dairy food production and dairy collection. The proceeds of the Line of Credit shall be used by the Company for capital expenditures required in connection with the acquisition of other businesses or existing operations.

SECTION 6.  COSTS AND EXPENSES.

       The Company shall pay all costs and expenses incidental to the initial extension of credit provided for in this Agreement; to any modification of this Agreement or any of the loan documents related hereto; to any sale or proposed sale of any interest herein by the Bank; or to the enforcement by the Bank of its rights hereunder or under any of the related loan documents before or after the occurrence of any Event of Default. Such costs shall include, but not be limited to, fees and out-of-pocket expenses of the Bank's counsel, audit and analysis fees, title insurance premiums and costs, recording fees, appraisal fees, survey fees, inspection fees, revenue stamps and note and mortgage taxes.

SECTION 7.  SECURITY.

       The Loan shall be unsecured.

SECTION 8.  WARRANTIES AND REPRESENTATIONS.

       The Company warrants and represents to the Bank:

8.1  Subsidiaries and Other Affiliations.

       The Company is not engaged in or a party to any partnership, joint venture or limited liability company except as set forth on Exhibit D to this Agreement. The Company has no subsidiaries except as set forth on such exhibit and will not create or acquire any subsidiaries without the prior written consent of the Bank. The Bank agrees to provide its consent to proposed acquisitions by the Company upon the Bank's receipt from the Company of all the following: (a) a financial analysis of the impact of the proposed acquisition on the Company's financial condition, which analysis shall include a prospective, projected pro forma balance sheet and prospective, projected pro forma statements of income, retained earnings and cash flows, and which shall be in all respects satisfactory to the Bank; (b) a copy of any letter of intent or comparable communication or agreement entered into by the Company with respect to the proposed acquisition; (c) a copy of the financial statements of the company to be acquired for its last three full fiscal years, or if financial statements for the last full fiscal year are not available, the most recent financial statements provided to the Company with respect to that year;
(d) a certificate signed by the chief executive officer, president or chief financial officer of the Company, certifying that the Company will remain in full compliance with this Agreement immediately following the completion of the proposed acquisition; and (e) such other information as the Bank may reasonably request. The Bank agrees to use its best efforts to advise the Company of the Bank's decision with respect to any such request within ten (10) business days of its receipt of all the foregoing.

8.2  Corporate Organization and Authority.

       The Company:

       (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio;

       (b) has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

       (c) is not doing business or conducting any activity in any jurisdiction in which it has not duly qualified and become authorized to do business.

8.3  Financial Statements.

       The financial statements for the fiscal year ending December 31, 1997, that have been supplied to the Bank have been prepared in accordance with generally accepted accounting principles consistently applied and fairly represent the Company's financial condition as of such date. There has been no material adverse change in the Company's financial condition since that date.

8.4  Full Disclosure.

       The financial statements referred to in Section 8.3 do not, nor does this Agreement or any written statement furnished by the Company to the Bank in connection with obtaining the Loan, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which the Company has not disclosed to the Bank in writing which materially affects the properties, business, prospects, profits or condition (financial or otherwise) of the Company or the ability of the Company to perform this Agreement.

8.5  Pending Litigation.

       Except as described in Exhibit E to this Agreement there are no proceedings pending, or to the knowledge of the Company threatened, against or affecting the Company in any court or before any governmental authority or arbitration board or tribunal which, individually or in the aggregate, involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company, or the ability of the Company to perform this Agreement.

8.6  Title to Properties.

       The Company has good and marketable title to all the property which it purports to own (except as sold or otherwise disposed of in the ordinary course of business), free from any liens and encumbrances, except as set forth on Exhibit F to this Agreement.

8.7  Borrowing is Legal and Authorized.

       (a) The Board of Directors of the Company has duly authorized the execution and delivery of this Agreement and of the notes and documents contemplated herein, and the notes executed in connection with this Agreement will constitute valid and binding obligations of the Company enforceable in accordance with their terms.

       (b) The execution of this Agreement and related notes and documents and the compliance by the Company with all the provisions of this Agreement are within the corporate powers of the Company, and are legal and will not conflict with, result in any breach in any of the provisions of, constitute a default under, or result in the creation of any lien or encumbrance upon any property of the Company under the provisions of, any agreement, charter instrument, bylaw or other instrument to which the Company is a party or by which it may be bound.

       (c) There are no limitations in any indenture, mortgage, deed of trust or other agreement or instrument to which the Company is now a party or by which the Company may be bound with respect to the payment of principal or interest on any indebtedness of the Company, including the notes to be executed in connection with this Agreement.

8.8  No Defaults.

       No event has occurred and no condition exists which, with the giving of notice or lapse of time, or both, would constitute an Event of Default pursuant to this Agreement. The Company is not in violation in any material respect of any term of any agreement, charter instrument, bylaw or other instrument to which it is a party or by which it may be bound.

8.9  Government Consent.

       Neither the nature of the Company or of its business or properties, nor any relationship between the Company and any other entity or person, nor any circumstance in connection with the execution of this Agreement, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any governmental authority on the part of the Company as a condition to the execution and delivery of this Agreement and the notes and documents contemplated herein.

8.10  Taxes.

       (a) All tax returns required to be filed by the Company in any jurisdiction have in fact been filed, and all taxes, assessments, fees and other governmental charges upon the Company, or upon any of its respective properties, which are due and payable have been paid. The Company does not know of any proposed additional tax assessment against it.

       (b) The provisions for taxes on the books of the Company for its current fiscal period are adequate.

8.11  Compliance with Law.

       The Company:

       (a) is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject; and

       (b) has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business,

which violation or failure to obtain might materially and adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company.

8.12  Restrictions on Company.

       The Company is not a party to any contract or agreement, or subject to any charter or other corporate restriction, which materially and adversely affects the business of the Company. The Company is not a party to any contract or agreement which restricts the right or ability of the Company to incur indebtedness, other than this Agreement. The Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a lien or encumbrance.

8.13  Environmental Protection.

       The Company (a) has no actual knowledge of the permanent placement, burial or disposal of any Hazardous Substances (as hereinafter defined) on any real property owned by the Company (the "Premises"), of any spills, releases, discharges, leaks, or disposal of Hazardous Substances that have occurred or are presently occurring on, under, or onto the Premises, or of any spills, releases, discharges, leaks or disposal of Hazardous Substances that have occurred or are occurring off the Premises as a result of the Company's improvement, operation, or use of the Premises which would result in non-compliance with any of the Environmental Laws (as hereinafter defined); (b) is and has been in compliance with all applicable Environmental Laws; (c) knows of no pending or threatened environmental civil, criminal or administrative proceedings against the Company relating to Hazardous Substances; (d) knows of no facts or circumstances that would give rise to any future civil, criminal or administrative proceeding against the Company relating to Hazardous Substances; and (e) will not permit any of its employees, agents, contractors, subcontractors, or any other person occupying or present on the Premises to generate, manufacture, store, dispose or release on, about or under the Premises any Hazardous Substances which would result in the Premises not complying with the Environmental Laws.

       As used herein, "Hazardous Substances" shall mean and include all hazardous and toxic substances, wastes, materials, compounds, pollutants and contaminants (including, without limitation, asbestos, polychlorinated biphenyls, and petroleum products) which are included under or regulated by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601, et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., the Water Quality Act of 1987, 33 U.S.C. Section 1251, et seq., and the Clean Air Act, 42 U.S.C. Section 7401, et seq., and any state or local statute ordinance, law, code, rule, regulation or order regulating or imposing liability (including strict liability) or standards of conduct regarding Hazardous Substances (hereinafter the "Environmental Laws"), but does not include such substances as are permanently incorporated into a structure or any part thereof in such a way as to preclude their subsequent release into the environment, or the permanent or temporary storage or disposal of household hazardous substances by tenants, and which are thereby exempt from or do not give rise to any violation of the forementioned Environmental Laws.

       Further, the Company hereby indemnifies the Bank and holds the Bank harmless from and against any loss, damage, cost, expense or liability (including strict liability) directly or indirectly arising out of or attributable to the generation, storage, release, threatened release, discharge, disposal or presence (whether prior to or during the term of the Loan) of Hazardous Substances on, under or about the Premises (whether by the Company or any employees, agents, contractor or subcontractors of the Company or any predecessor in title or any third persons occupying or present on the Premises), or the breach of any of the representations and warranties regarding the Premises, including, without limitation: (a) those damages or expenses arising under the Environmental Laws; (b) the costs of any required or necessary repair, cleanup or detoxification of the Premises, including the soil and ground water thereof, and the preparation and implementation of any closure, remedial or other required plans; (c) damage to any natural resources; and (d) all reasonable costs and expenses incurred by the Bank in connection with clauses (a), (b) and (c) including, but not limited to reasonable attorneys' fees.

       The indemnification provided for herein shall not apply to any losses, liabilities, damages, injuries, expenses or costs which: (i) arise from the gross negligence or willful misconduct of the Bank, or (ii) relate to Hazardous Substances placed or disposed of on the Premises after the Bank acquires title to the Premises through foreclosure or otherwise.

8.14  Regulation U.

       The Company is not engaged in the business of purchasing or selling margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or extending credit to others for the purpose of purchasing or carrying margin stock and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or for any other purpose which would violate any of the margin regulations of said Board of Governors.

SECTION 9.  CLOSING CONDITIONS.

       The obligation of the Bank to make the Loan shall be subject to the following conditions precedent:

9.1  Resolutions and Incumbency Certificate.

       The Bank shall have received a certificate signed by the secretary or assistant secretary of the Company and dated as of the date of this Agreement certifying the adoption of resolutions by the Company's Board of Directors, in form and substance satisfactory to the Bank, authorizing the execution of this Agreement and the notes, security documents and other documents and instruments provided for herein and the performance of all the acts contemplated hereby, together with a certificate signed by one of such officers certifying the names and offices of each of the executive officers of the Company as of the date of this Agreement, in form and substance satisfactory to the Bank, and containing the signature of each officer authorized to sign this Agreement and any documents and instruments to be executed in connection therewith.

9.2  Opinion of Counsel.

       The Bank shall have received from counsel for the Company the closing opinion described in Exhibit G to this Agreement.

9.3  Compliance with this Agreement.

       The Company shall have performed and complied with all agreements and conditions contained herein which are required to be performed or complied with by the Company before or at closing.

9.4  Compliance Certificate.

       The Bank shall have received a certificate dated the date upon which this Agreement is executed and signed by the chief executive officer, president or chief financial officer of the Company, certifying that the conditions specified in Section 9.3 have been fulfilled.

9.5  Warranties and Representations.

       On the date of each advance pursuant to the Loan, the warranties and representations set forth in Section 8 hereof shall be true and correct on and as of such date with the same effect as though such warranties and representations had been made on and as of such date, except to the extent that such warranties and representations expressly relate to an earlier date.

9.6    Corporate Authority and Good Standing.

       The Bank shall have received a true and correct copy of the current Articles of Incorporation of the Company, together with all amendments thereto, certified by the Secretary of State of the state of incorporation of the Company within the past thirty days; a true and correct copy of the Code of Regulations of the Company, together with all amendments thereto, certified by the secretary or assistant secretary of the Company to be in effect on the date of this Agreement; and certificates of good standing as to the Company issued within the past thirty days by the Secretary of State of the Company's state of incorporation and the Secretary of State of each state in which the Company is qualified to do business as a foreign corporation.

SECTION 10.  COMPANY BUSINESS COVENANTS.

       Effective on and after the date of this Agreement, so long as any of the indebtedness provided for herein remains unpaid, the Company covenants as follows:

10.1  Payment of Taxes and Claims.

       The Company will pay before they become delinquent:

       (a) all taxes, assessments and governmental charges or levies imposed upon it or its property; and

       (b) all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, bailees and other like persons which, if unpaid, might result in the creation of a lien or encumbrance upon its property, provided that items of the foregoing description need not be paid while being contested in good faith and by appropriate proceedings and provided further that adequate book reserves have been established with respect thereto and provided further that the Company's title to, and its right to use, its property is not materially adversely affected thereby.

10.2  Maintenance of Properties and Corporate Existence.

       The Company shall:

       (a) Property--maintain its property in good condition and make all renewals, replacements, additions, betterments and improvements thereto which are deemed necessary by the Company;

       (b) Insurance--maintain, with financially sound and reputable insurers, insurance with respect to its properties and business against such casualties and contingencies, of such types (including but not limited to fire and casualty, public liability, products liability, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts as is customary in the case of corporations of established reputations engaged in the same or a similar business and similarly situated, and provide such evidence of such insurance coverage as the Bank may request;

       (c) Financial Records--keep true books of records and accounts in which full and correct entries will be made of all its business transactions, and reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with generally accepted accounting principles consistently applied;

       (d) Corporate Existence and Rights--do or cause to be done all things necessary (i) to preserve and keep in full force and effect its existence, rights and franchises, and (ii) to maintain its status as a corporation duly organized and existing and in good standing under the laws of the state of its incorporation; and

       (e) Compliance with Law--not be in violation of any laws, ordinances, or governmental rules and regulations to which it is subject and will not fail to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might materially and adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company.

10.3  Sale of Assets or Merger.

       (a) Sale of Assets--The Company will not, except in the ordinary course of business, sell, lease, transfer or otherwise dispose of, any of its assets, provided that the foregoing restriction does not apply to the sale of assets for a cash consideration to one or more persons if the value of all assets so sold in one twelve-month period (with the assets being valued at the greater of net book or fair market value) does not exceed 5% of the tangible net worth of the Company. The Company will not sell or transfer any of its assets to any subsidiary without the prior written consent of the Bank.

       (b) Merger and Consolidation--The Company will not without the prior written consent of the Bank or except as provided in Section 8.1 of this Agreement consolidate with or merge into any other entity, or permit any other entity to consolidate with or merge into it.

10.4  Liens and Encumbrances.

       (a) Negative Pledge. The Company will not cause or permit or agree or consent to cause or permit in the future (upon the happening of a contingency or otherwise), any of its property, whether now owned or hereafter acquired, to be subject to a lien or encumbrance except:

                 (i) liens securing taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons provided the payment thereof is not at the time required by Section 10.1;

                (ii) liens incurred or deposits made in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws;

               (iii) attachment, judgment and other similar liens arising in connection with court proceedings, provided the execution or other enforcement of such liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                (iv) reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other similar title exceptions or encumbrances affecting real property, provided they do not in the aggregate materially detract from the value of said property or materially interfere with its use in the ordinary conduct of the Company's business;

               (v) inchoate liens arising under ERISA to secure the contingent liability of the Company;

               (vi) purchase money security interests granted in connection with the acquisition of personal property in the ordinary course of business and securing no more than $500,000 in indebtedness at any one time outstanding.

       (b) Other Negative Pledge Agreements. The Company will not grant or agree to provide in the future (upon the happening of a contingency or otherwise), a "negative pledge" or other covenant or agreement similar to the agreement contained in this Section
               10.4 in favor of any other lender, creditor or third party.

10.5  Other Borrowings.

       The Company will not create or incur any indebtedness of more than $500,000 in the aggregate for borrowed money or advances, including through the execution of capitalized lease agreements, unless such indebtedness shall be subordinated to the satisfaction of the Bank to the Company's indebtedness to the Bank.

10.6  Contingent Liabilities.

       The Company will not guarantee, indorse or otherwise become surety for or upon the obligations of others, except by indorsement of negotiable instruments for deposit or collection in the ordinary course of business.

10.7  Operating Lease Rentals.

       The Company will not without the prior written approval of the Bank enter into operating leases providing in the aggregate for annual rentals which exceed $6,500,000.

10.8  Loans and Advances by the Company.

       The Company will not make any loans or advances to any person, corporation or entity if such loans will exceed an aggregate total outstanding at any one time of $1,000,000.

10.9  Acquisition of Capital Stock.

       The Company shall not redeem or acquire any of its own capital stock except through the use of the net proceeds from the simultaneous sale of an equivalent amount of its capital stock.

10.10  Investments.

       The Company shall not, except as provided in Section 8.1 of this Agreement, purchase for investment securities of any kind excepting bonds or other obligations of the United States, certificates of deposit issued by commercial banks and commercial paper rated at least A-1 or P-1 and having a maturity of not more than one year, nor shall the Company otherwise make any investment in any corporation, partnership, limited liability company, joint venture or other entity or enterprise.

10.11  Sale of Receivables and Consignments.

       The Company shall not sell any of its accounts receivable or notes receivable, with or without recourse, nor shall it assign or encumber any of its accounts receivable or notes receivable; provided, that the Company may in the ordinary course of business sell, assign or encumber receivables not exceeding $100,000 in the aggregate during the term of this Agreement. The Company shall not permit any of its inventory to be sold or transferred on consignment or acquire or possess any inventory on consignment; provided, that the Company may in the ordinary course of business place or acquire inventory on consignment to the extent that the fair market value of all such inventory does not exceed $100,000 in the aggregate during the term of this Agreement.

10.12  Tangible Net Worth.

       The Company shall maintain a Tangible Net Worth of not less than $28,000,000.00, plus, for each fiscal year end beginning with the 1998 fiscal year, 50% of the Company's positive Net Income for such year and 50% of the net proceeds from any sale of equities by the Company during such year. "Tangible Net Worth" shall mean the

Company's equity, minus the sum of all the following: (i) the excess of cost over the value of net assets of purchased businesses, rights, and other similar intangibles, (ii) organizational expenses, (iii) goodwill, (iv) deferred charges or deferred financing costs, (v) loans or advances to and/or accounts or notes receivable from affiliates, (vi) non-compete agreements, (vii) all other intangible assets, and (viii) all other assets not directly related to the operation of the business of the Company. "Net Income" for any period shall mean the net income (or deficit) of the Company for such period that, in accordance with generally accepted accounting principles, would be included as net income on the statements of income of the Company for such period (but excluding any extraordinary gains or losses attributed to such period).

10.13  Ratio of Funded Debt to EBITDA.

       The Company shall maintain at all times a ratio of Funded Debt to EBITDA of not more than 4.00 to 1.00 through March 31, 1999, and thereafter of not more than 3.15 to 1.00. The ratio of Funded Debt to EBITDA shall be determined as of the last day of the most recently completed fiscal quarter. "Funded Debt" shall be defined and determined in accordance with generally accepted accounting principles and calculated as of the end of the most recently completed fiscal quarter. "EBITDA" shall mean, for the period consisting of the four most recently completed fiscal quarters, (a) the sum of the amounts for such period, for the Company and for any companies acquired in their entirety by the Company during such period (each an "Acquired Company"), of (i) net income, (ii) interest expense, (iii) charges for federal, state, local and foreign income taxes, (iv) depreciation, amortization expense and non-cash charges that were deducted in determining net income, (v) extraordinary losses (and any unusual losses arising outside the ordinary course of business not included in extraordinary losses determined in accordance with generally accepted accounting principles) and (vi) other non-operating expenses that have been deducted in the determination of net income, minus (b) the sum of the amounts for such period of (i) extraordinary gains (and any unusual gains arising outside the ordinary course of business not included in extraordinary gains determined in accordance with generally accepted accounting principles),
(ii) other non-operating income not already excluded from the determination of net income and (iii) to the extent not deducted from total interest expense, any net payments received during such period under interest rate contracts and any interest income received in respect of cash investments.

10.14  Cash Flow Coverage Ratio.

       The Company shall maintain at each fiscal quarter end a ratio of EBITDA (as defined in Section 10.13), minus unfunded capital expenditures, minus dividends, plus net proceeds from the sale of equities, to Debt Service of not less than 2.00 to 1.00. The ratio shall be determined as of the last day of each fiscal quarter for the four fiscal quarter period ending on such date. "Debt Service" shall mean with respect to any period of four fiscal quarters, the sum of (a) all amounts paid, without duplication, as interest on the indebtedness of the Company and each Acquired Company for such period, as determined in accordance with generally accepted accounting principles, less interest paid other than in cash, plus (b) scheduled principal payments on term obligations and capital leases of the Company and each Acquired Company for such period.

10.15  Ratio of EBIT to Interest Expense.

       The Company shall achieve as of the end of each fiscal year during the term of this Agreement a ratio of EBIT to interest expense of not less than
2.50 to 1.00.

       "EBIT" shall mean for the Company and each Acquired Company (a) the Net Income (or deficit) for such period, plus (b) the aggregate amounts deducted in determining such net income in respect of (i) all amounts paid (without duplication) as interest on all indebtedness and obligations of the Company and each Acquired Company for such period, all as determined in accordance with generally accepted accounting principles, and (ii) income taxes for such period, as determined in accordance with generally accepted accounting principles. "Net Income" for any period shall mean the net income (or deficit) of the Company or any Acquired Company for such period that, in accordance with generally accepted accounting principles, would be included as net income on the statements of income of the Company or such Acquired Company for such period (but excluding any extraordinary gains or losses attributed to such period).

10.16  ERISA.

       The Company shall with respect to any pension plan or profit-sharing plan in effect now or in the future:

       (a) at all times make prompt payment of contributions required to meet the minimum funding standards set forth in Section 302 through 305 of ERISA with respect to its plan,

       (b) promptly, after the filing thereof, furnish to the Bank copies of each annual report required to be filed pursuant to Section 103 of ERISA in connection with its plan for the plan year, including any certified financial statements or actuarial statements required pursuant to said Section 103,

       (c) notify the Bank immediately of any fact, including, but not limited to, any "Reportable Event," as that term is defined in
               Section 4043 of ERISA, arising in connection with the plan which might constitute grounds for termination thereof by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a Trustee to administer the plan,

       (d) notify the Bank of any "Prohibited Transaction" as that term is defined in Section 406 of ERISA.

The Company will not:

       (e)     engage in any "Prohibited Transaction," or

       (f) terminate any such plan in a manner which could result in the imposition of a lien on the property of the Company pursuant to
               Section 4068 of ERISA.

SECTION 11.  INFORMATION AS TO COMPANY.

       The Company shall deliver the following to the Bank:

       (a) within 45 days after the end of each fiscal quarter, financial statements, including a balance sheet and statements of income, retained earnings and cash flows, certified by the chief executive officer, president or chief financial officer of the Company as fairly representing the Company's financial condition as of the end of such period;

       (b) within 45 days after the end of each fiscal quarter, a statement signed by the chief executive officer, president or chief financial officer of the Company certifying that the Company is in compliance with terms of this Agreement;

       (c) within 90 days of the end of each fiscal year, an audited financial statement prepared in accordance with generally accepted accounting principles consistently applied by independent public accountants satisfactory to the Bank, containing a balance sheet and statements of income, retained earnings and cash flows, along with any management letters written by such accountants;

       (d) immediately upon filing, copies of all filings made with the Securities and Exchange Commission or in compliance with any state securities law;

       (e) immediately upon becoming aware of the existence of any condition or event which constitutes an Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

       (f) at the request of the Bank, such other information as the Bank may from time to time reasonably require.

SECTION 12.  EVENTS OF DEFAULT.

12.1  Nature of Events.

       An "Event of Default" shall exist if any of the following occurs and is continuing:

       (a) the Company fails to make any payment of principal on any note executed in connection with this Agreement on or before the date such payment is due;

       (b) the Company fails to make any payment of interest on any note executed in connection with this Agreement on or before five days after the date such payment is due;

       (c) the Company fails to perform or observe any covenant contained in Sections 5, 10.1 through 10.11, 10.16 or 11(a) through 11(f) of this Agreement;

       (d) the Company fails to comply with any other provision of this Agreement, and such failure continues for more than 30 days after such failure shall first become known to any officer of the Company;

       (e) any warranty, representation or other statement by or on behalf of the Company contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement is false or misleading in any material respect;

       (f) the Company becomes insolvent or bankrupt, or makes an assignment for the benefit of creditors, or consents to the appointment of a trustee, receiver or liquidator;

       (g) bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings are instituted by or against the Company and, in the case of any such proceedings being instituted against the Company, remain undismissed for a period of 60 days;

       (h) a final judgment or judgments, from which no further right of appeal exists, for the payment of money aggregating in excess of $100,000.00 is or are outstanding against the Company and any one of such judgments has been outstanding for more than 30 days from the date of its entry and has not been discharged in full or stayed;

       (i) the Company fails to make any payment or to perform or observe any covenant owing to the Bank or to any third party pursuant to any agreement (other than in connection with no more than one account payable arising in the ordinary course of business and not exceeding in amount the sum of $100,000), and any applicable grace period has expired;

       (j) the Bank for any reason in good faith deems itself insecure with respect to the repayment of the indebtedness provided for herein.

12.2  Default Remedies.

       (a) Acceleration--If an Event of Default exists, the Bank may immediately exercise any right, power or remedy permitted to the Bank by law, and shall have, in particular, without limiting the generality of the foregoing, the right to declare the entire principal and all interest accrued on all notes then outstanding pursuant to this Agreement to be forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company.

       (b) Nonwaiver; Remedies Cumulative--No course of dealing on the part of the Bank, nor any delay or failure on the part of the Bank in exercising any rights, powers or privileges hereunder, shall operate as a waiver of such rights, powers or privileges or otherwise prejudice any of the Bank's rights and remedies hereunder; nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any other right, power or privilege by the Bank. No right or remedy conferred upon or reserved to the Bank under this Agreement is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to every other right or remedy given hereunder or now or hereafter existing under any applicable law. Every right and remedy given by this Agreement or by applicable law to the Bank may be exercised from time to time and as often as may be deemed expedient by the Bank.

       (c) Right of Set-Off--Upon the occurrence and during the continuance of any Event of Default hereunder, the Bank and each of its participants or assignees (the "Participants") is hereby authorized at any time and from time to time, without notice to the Company (any such notice being expressly waived by the Company) and to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank or the Participants to or for the credit or the account of the Company against any and all of the obligations of the Company now or hereafter existing under this Agreement, irrespective of whether or not the Bank or such Participants shall have made any demand hereunder and although such obligations may be unmatured.

SECTION 13.  MISCELLANEOUS.

13.1  Notices.

       (a) All communications under this Agreement or under the notes executed pursuant hereto shall be in writing and shall be mailed by first class mail, postage prepaid,

               (1) if to the Bank, at the following address, or at such other address as may have been furnished in writing to the Company by the Bank:

                        National City Bank
                        155 East Broad Street
                        Columbus, Ohio 43251
                        Attention:  George J. Fedeczko
                                      Vice President

               (2) if to the Company, at the following address, or at such other address as may have been furnished in writing to the Bank by the Company:

                        Broughton Foods Company
                        210 North Seventh Street
                        Marietta, Ohio 45750
                        Attention:  Todd Fry
                                      Chief Financial Officer

       (b) Any notice so addressed and mailed by registered or certified mail shall be deemed to be given when so mailed.

13.2  Reproduction of Documents.

       This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by the Bank at the closing or otherwise, and
(c) financial statements, certificates and other information previously or hereafter furnished to the Bank, may be reproduced by the Bank by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and the Bank may destroy any original document so reproduced. The Company agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Bank in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

13.3  Survival.

       All warranties, representations, and covenants made by the Company herein or on any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the Bank and shall survive the closing of the Loan regardless of any investigation made by the Bank on its behalf. All statements in any such certificate or other instrument shall constitute warranties and representations by the Company.

13.4  Successors and Assigns.

       This Agreement shall inure to the benefit of and be binding upon the legal representatives, successors and assigns of each of the parties.

13.5  Amendment and Waiver.

       This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Company and the Bank.

13.6  Entire Agreement; Duplicate Originals and Counterparts.

       This Agreement constitutes the entire agreement and understanding between the parties with respect to its subject matter and supersedes all oral communications and all prior writings and understandings with respect thereto. Two or more duplicate originals of this Agreement may be signed by the parties, each of which shall be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same document, and any of the parties hereto may execute this Agreement by signing any such counterpart.

 13.7  Governing Law.

       This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

13.8  Accounting Terms and Computations.

       Whenever any accounting term shall be used herein or the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such accounting term, such determination or computation shall, to the extent applicable and except as otherwise specified in this Agreement, be defined or made (as the case may be) in accordance with generally accepted accounting principles in the United States applied (in the case of determinations or computations) on a basis consistent with those applied in the preparation of the financial statements referred to in Section 8.3 hereof.

13.9  Consent to Jurisdiction and Waiver of Objection to Venue.

       The Company agrees that any legal action or proceeding with respect to this Agreement or the notes or the transactions contemplated hereby may be brought in the Court of Common Pleas of Franklin County, Ohio, or in the United States District Court for the Southern District of Ohio, Eastern Division, and the Company hereby irrevocably submits to and accepts generally and unconditionally the jurisdiction of those courts with respect to its person, property and revenues and irrevocably consents to service of process in any such action or proceeding by the mailing thereof by U.S. mail to the Company at the Company's address set forth in Section 13.1 hereof.

       The Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts, and unconditionally waives and agrees not to plead or claim that any such suit or proceeding brought in any such court has been brought in an inconvenient forum, provided, that this provision shall not preclude the Company from seeking to consolidate actions brought against it.

       Nothing in this paragraph shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against the Company or to obtain execution on any judgment in any other jurisdiction or in any other manner permitted by law.

13.10  WAIVER OF JURY TRIAL.

       THE PARTIES ACKNOWLEDGE THAT, AS TO ANY AND ALL DISPUTES THAT MAY ARISE BETWEEN THE PARTIES, THE COMMERCIAL NATURE OF THE TRANSACTION OUT OF WHICH THIS AGREEMENT ARISES WOULD MAKE ANY SUCH DISPUTE UNSUITABLE FOR TRIAL BY JURY. ACCORDINGLY, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY AS TO ANY AND ALL DISPUTES THAT MAY ARISE RELATING TO THIS AGREEMENT OR TO ANY OF THE OTHER INSTRUMENTS OR DOCUMENTS EXECUTED IN CONNECTION HEREWITH, AND WHETHER SUCH DISPUTE RELATES TO A CLAIM SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

13.11  Definitions.

       The following are the definitions used in this Agreement:

       "Acquired Company" is defined in Section 10.13.

       "Agreement" is defined in the preamble.

       "Applicable Margin" means the following with respect to the Revolving
       Loan: (a) from the date of this Agreement through March 31, 1999, one percent (1.000%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was 3.15 to 1.00 or less, and one and three-eighths percent (1.375%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was greater than 3.15 to 1.00; (b) following March 31, 1999, one percent (1%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was less than 1.50 to 1.00; (c) following March 31, 1999, one and one-quarter percent (1.25%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was equal to or greater than 1.50 to 1.00 but less than 2.25 to 1.00; (d) following March 31, 1999, one and one-half percent (1.50%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was equal to or greater than 2.25 to 1.00 but less than or equal to 3.00 to 1.00; and (e) following March 31, 1999, one and three-quarters percent (1.75%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was greater than 3.00 to 1.00.

       "Applicable Margin" means the following with respect to the Line of
       Credit: (a) from the date of this Agreement through March 31, 1999, one and one-eighth percent (1.125%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was 3.15 to 1.00 or less, and one and three-eighths percent (1.375%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was greater than 3.15 to 1.00; (b) following March 31, 1999, one and one-eighth percent (1.125%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was less than 1.50 to 1.00; (c) following March 31, 1999, one and three-eighths percent (1.375%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was equal to or greater than 1.50 to 1.00 but less than 2.25 to 1.00; (d) following March 31, 1999, one and five-eighths percent (1.625%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was equal to or greater than 2.25 to 1.00 but less than or equal to 3.00 to 1.00; and
       (e) following March 31, 1999, one and seven-eighths percent (1.875%) per annum if the ratio of the Company's Funded Debt to EBITDA at the most recent quarter end was greater than 3.00 to 1.00.

       "Bank" is defined in the preamble.

       "Company" is defined in the preamble.

       "Debt Service" is defined in Section 10.14.

       "EBIT" is defined in Section 10.15.

       "EBITDA" is defined in Section 10.13.

       "Environmental Laws" is defined in Section 8.13.

       "Eurocurrency Liabilities" is defined in Section 2.2.

       "Event of Default" is defined in Section 12.1.

       "Funded Debt" is defined in Section 10.13.

       "Hazardous Substances" is defined in Section 8.13.

       "Interest Payment Date" is defined in Section 2.4.

       "Interest Period" is defined in Section 2.4.

       "LIBO Business Day" is defined in Section 2.2.

       "LIBO Rate" is defined in Section 2.2.

       "LIBO Rate Advance" is defined in Section 2.2.

       "Line of Credit" is defined in Section 1.2.

       "Line of Credit Termination Date" is defined in Section 1.2.

       "Loan" means the Revolving Loan and the Line of Credit.

       "Negative Pledge" is defined in Section 10.4.

       "Net Income" is defined in Section 10.15.

       "Note or Notes" is defined in Section 2.4.

       "Participants" is defined in Section 12.2

       "Premises" is defined in Section 8.13.

       "Prime Rate" is defined in Section 2.1.

       "Prime Interest Rate" is defined in Section 2.1.

       "Prime Interest Rate Advance" is defined in Section 2.1

       "Prohibited Transaction" is defined in Section 10.16.

       "Reportable Event" is defined in Section 10.16.

       "Revolving Loan" is defined in Section 1.1.

       "Revolving Loan Termination Date" is defined in Section 1.1.

       "Tangible Net Worth" is defined in Section 10.12.

                                      BROUGHTON FOODS COMPANY

                                      By:
                                         --------------------------------------

                                      Its:
                                          -------------------------------------

                                      NATIONAL CITY BANK

                                      By:
                                         --------------------------------------

                                      Its:
                                          -------------------------------------

EXHIBITS

Exhibit B    - Promissory Note - Revolving Loan
Exhibit C    - Promissory Note - Line of Credit

                                     EXHIBIT B

                                NATIONAL CITY BANK
                                      REVOLVING NOTE

                                                                  Columbus, Ohio
$15,000,000                                                       March 30, 1998
                                                Date of Maturity: March 30, 2000

      FOR VALUE RECEIVED, BROUGHTON FOODS COMPANY, an Ohio corporation ("Borrower"), promises to pay to the order of National City Bank ("Bank"), in lawful money of the United States of America, the principal sum of Fifteen Million and 00/100 Dollars ($15,000,000) or such lesser unpaid principal amount as may be advanced by Bank pursuant to the terms of the Credit Agreement of even date herewith by and between Borrower and Bank, as same may be amended from time to time (the "Agreement"). The proceeds of the loan evidenced hereby may be advanced, repaid and readvanced in partial amounts during the term of this note (this "Note"). The outstanding principal balance of this Note shall bear interest, before and after default, as set forth in the Agreement. This Note is due and payable in full on March 30, 2000 (subject to rights of acceleration pursuant to the Agreement).

      The principal amount of each loan made by Bank and the amount of each prepayment made by Borrower shall be recorded by Bank on the schedule attached hereto or in the regularly maintained data processing records of Bank. The aggregate unpaid principal amount of all loans set forth in such schedule or in such records shall be presumptive evidence of the principal amount owing and unpaid on this Note. However, failure by Bank to make any such entry shall not limit or otherwise affect Borrower's obligations under this Note or the Agreement.

      This Note is a promissory note referred to in the Agreement, and is entitled to the benefits, and is subject to the terms, of the Agreement. The principal of this Note is prepayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than one on which Bank is open for business (a "Business Day"), the maturity thereof shall be extended to the next Business Day, and interest shall be payable at the rate specified herein during such extension period.

      In no event shall the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce the amounts due to Bank from Borrower under this Note, other than interest, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, Bank shall refund to Borrower such excess.

      Presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note, and consent to one or more repeals or extensions of this Note are hereby waived.

      This Note is being delivered in, is intended to be performed in, shall be construed and enforceable in accordance with, and be governed by the internal laws of, the State of Ohio without regard to principles of conflict of laws. Borrower agrees that the state and federal courts in Franklin County, Ohio, or any other court in which Bank initiates proceedings, shall have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to Borrower at its address described in the Notices section of the Agreement.

      This Note may not be changed orally, but only by an instrument in writing.

      BORRFOWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER OR THE BANK WITH RESPECT TO THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT BORROWER OR THE BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER TO THE WAIVER OF THE RIGHT OF BORROWER TO TRIAL BY JURY.

      Borrower authorizes any attorney of record to appear for it in any court of record in the State of Ohio, after any obligation evidenced hereby (an "Obligation") becomes due and payable whether by its terms or upon default, waive the issuance and service of process, and release all errors, and confess a judgment against it in favor of the holder of such Obligation, for the principal amount of such Obligation plus interest thereon, together with court costs and attorneys' fees. Borrower waives any conflict of interest caused by an attorney that represents Bank acting as attorney for Borrower as set forth in this section. Borrower also agrees that the attorney acting for Borrower as set forth in this section may be compensated by Bank for such services, and Borrower waives any conflict of interest caused by such compensation arrangement. Stay of execution and all exemptions are hereby waived. If an Obligation is referred to an attorney for collection, and the payment is obtained without the entry of a judgment, the obligors shall pay to the holder of such obligation its attorneys' fees.

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

                             BROUGHTON FOODS COMPANY

                                          By:

                                          Its:

                                   EXHIBIT C

                              NATIONAL CITY BANK
                                    REVOLVING NOTE

                                                                  Columbus, Ohio
$5,000,000.00                                                     March 30, 1998
                                                Date of Maturity: March 30, 2006

      FOR VALUE RECEIVED, BROUGHTON FOODS COMPANY, an Ohio corporation ("Borrower") promises to pay to the order of NATIONAL CITY BANK ("Bank"), in lawful money of the United States of America, the principal sum of Five Million Dollars ($5,000,000.00) or so much thereof as shall have been advanced by the Bank at any time and not thereafter repaid pursuant to the terms of the Credit Agreement of even date herewith by and between Borrower and Bank, as same may be amended from time to time (the "Agreement"). The proceeds of the loan evidenced hereby may be advanced, repaid and readvanced in partial amounts prior to March 30, 1999. The outstanding principal balance of this Note (this "Note") shall bear interest, before and after default, as set forth in the Agreement.

      The outstanding principal balance of this Note as of March 30, 1999, shall be due and payable in eighty-four equal, consecutive monthly installments, beginning on April 30, 1999, and continuing on the 30th day of each month thereafter (subject to the rights of acceleration pursuant to the Agreement and with each February payment to be due on the last day of that month). Accrued interest shall be payable on the same dates as monthly installments of the principal sum.

      The principal amount of each loan made by Bank and the amount of each prepayment made by Borrower shall be recorded by Bank on the schedule attached hereto or in the regularly maintained data processing records of Bank. The aggregate unpaid principal amount of all loans set forth in such schedule or in such records shall be presumptive evidence of the principal amount owing and unpaid on this Note. However, failure by Bank to make any such entry shall not limit or otherwise affect Borrower's obligations under this Note or the Agreement.

      This Note is a promissory note referred to in the Agreement, and is entitled to the benefits, and is subject to the terms, of the Agreement. The principal of this Note is prepayable in the amounts and under the circumstances, and its maturity is subject to acceleration upon the terms, set forth in the Agreement. Except as otherwise expressly provided in the Agreement, if any payment on this Note becomes due and payable on a day other than one on which Bank is open for business (a "Business Day"), the maturity thereof shall be extended to the next Business Day, and interest shall be payable at the rate specified herein during such extension period.

      In no event shall the interest rate on this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Bank has received interest and other charges under this Note in excess of the highest permissible rate applicable hereto, such excess shall be deemed received on account of, and shall automatically be applied to reduce the amounts due to Bank from Borrower under this Note, other than interest, and the provisions hereof shall be deemed amended to provide for the highest permissible rate. If there are no such amounts outstanding, Bank shall refund to Borrower such excess.

      Presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note, and consent to one or more repeals or extensions of this Note are hereby waived.

      This Note is being delivered in, is intended to be performed in, shall be construed and enforceable in accordance with, and be governed by the internal laws of, the State of Ohio without regard to principles of conflict of laws. Borrower agrees that the state and federal courts in Franklin County, Ohio, or any other court in which Bank initiates proceedings, shall have exclusive jurisdiction over all matters arising out of this Note, and that service of process in any such proceeding shall be effective if mailed to Borrower at its address described in the Notices section of the Agreement.

      This Note may not be changed orally, but only by an instrument in writing.

      BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF BORROWER OR THE BANK WITH RESPECT TO THIS NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT BORROWER OR THE BANK MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF BORROWER TO THE WAIVER OF THE RIGHT OF BORROWER TO TRIAL BY JURY.

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

      Borrower authorizes any attorney of record to appear for it in any court of record in the State of Ohio, after any obligation evidenced hereby (an "Obligation") becomes due and payable whether by its terms or upon default, waive the issuance and service of process, and release all errors, and confess a judgment against it in favor of the holder of such Obligation, for the principal amount of such Obligation plus interest thereon, together with court costs and attorneys' fees. Borrower waives any conflict of interest caused by an attorney that represents Bank acting as attorney for Borrower as set forth in this section. Borrower also agrees that the attorney acting for Borrower as set forth in this section may be compensated by Bank for such services, and Borrower waives any conflict of interest caused by such compensation arrangement. Stay of execution and all exemptions are hereby waived. If an Obligation is referred to an attorney for collection, and the payment is obtained without the entry of a judgment, the obligors shall pay to the holder of such obligation its attorneys' fees.

WARNING--BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

                                       BROUGHTON FOODS COMPANY

                                       By:

                                       Its:




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